Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Accelerant Holdings

(Exact Name of Registrant as Specified in its Memorandum and Articles of Association)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Class A common shares, par value $0.0000011951862 per share	457(a)	33,289,473	$20.00	$665,789,460(2)	0.00015310	$101,933.00

Fees Previously Paid	Equity	Class A common shares, par value $0.0000011951862 per share	457(o)	N/A	N/A	$100,000,000(3)	0.00015310	$15,310.00

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$665,789,460		$101,933.00

	Total Fees Previously Paid							$15,310.00

	Total Fee Offsets							$0

	Net Fee Due							$86,623.00

(1)	Includes offering price of additional Class A common shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.